Exhibit 99(d)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenues	$1,945	$2,567	$3,711	$4,550
Fuel, purchased power costs and delivery fees	(957)	(1,658)	(1,800)	(2,723)
Net gain (loss) from commodity hedging and trading activities	(248)	(4,727)	880	(6,293)
Operating costs	(174)	(183)	(343)	(342)
Depreciation and amortization	(283)	(262)	(559)	(531)
Selling, general and administrative expenses	(192)	(171)	(363)	(323)
Franchise and revenue-based taxes	(22)	(24)	(46)	(49)
Impairment of goodwill	—	—	(70)	—
Other income	2	3	5	6
Other deductions	(4)	(14)	(14)	(19)
Interest income	12	15	19	25
Interest expense and related charges	(164)	(576)	(562)	(1,176)

Income (loss) before income taxes	(85)	(5,030)	858	(6,875)

Income tax (expense) benefit	26	1,790	(341)	2,435

Net income (loss)	(59)	(3,240)	517	(4,440)

Net income (loss) attributable to noncontrolling interests	—	—	—	—

Net income (loss) attributable to TCEH	$(59)	$(3,240)	$517	$(4,440)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss)	$(59)	$(3,240)	$517	$(4,440)

Other comprehensive income (loss), net of tax effects:

Cash flow hedges:
Net increase (decrease) in fair value of derivatives (net of tax (expense) benefit of $—, $(208), $9 and $23)	1	385	(16)	(43)
Derivative value net (gain) loss related to hedged transactions recognized during the period and reported in net income (loss) (net of tax (expense) benefit of $17, $13, $32 and $23)	32	24	58	42

Total adjustments to net income (loss)	33	409	42	(1)

Comprehensive income (loss)	(26)	(2,831)	559	(4,441)

Comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—

Comprehensive income (loss) attributable to TCEH	$(26)	$(2,831)	$559	$(4,441)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(millions of dollars)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Cash flows — operating activities:
Net income (loss)	$517	$(4,440)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	849	774
Deferred income tax expense (benefit) – net	308	(2,475)
Impairment of goodwill	70	—
Unrealized net (gains) losses from mark-to-market valuations of commodity positions	(710)	6,363
Unrealized net gains from mark-to-market valuations of interest rate swaps	(665)	—
Bad debt expense	44	33
Stock-based incentive compensation expense	5	3
Other - net	4	4
Changes in operating assets and liabilities:
Margin deposits – net	98	(2,003)
Other operating assets and liabilities	(24)	68

Cash provided by (used in) operating activities	496	(1,673)

Cash flows — financing activities:
Issuances of long-term debt securities:
Pollution control revenue bonds	—	242
Other long-term debt	435	762
Repayments/repurchases of long-term debt/securities:
Pollution control revenue bonds	—	(242)
Other long-term debt	(169)	(106)
Increase in short-term borrowings	—	2,640
Decrease in income tax-related note payable to Oncor	(17)	(16)
Contributions from noncontrolling interests	32	—
Advances from affiliates	(3)	5
Debt discount, financing and reacquisition expenses	(1)	(4)
Other - net	—	21

Cash provided by financing activities	277	3,302

Cash flows — investing activities:
Net loans to affiliates	(448)	(449)
Capital expenditures	(733)	(1,014)
Nuclear fuel purchases	(87)	(84)
Redemption of investment held in money market fund	142	—
Reduction of restricted cash related to letter of credit facility	115	—
Reduction of restricted cash related to pollution control revenue bonds	—	29
Transfer of cash collateral to custodian account	3	(179)
Proceeds from sale of environmental allowances and credits	7	28
Purchases of environmental allowances and credits	(14)	(17)
Proceeds from sales of nuclear decommissioning trust fund securities	2,231	475
Investments in nuclear decommissioning trust fund securities	(2,238)	(482)
Other - net	23	11

Cash used in investing activities	(999)	(1,682)

Net change in cash and cash equivalents	(226)	(53)
Cash and cash equivalents — beginning balance	479	215

Cash and cash equivalents — ending balance	$253	$162

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(millions of dollars)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$253	$479
Investments held in money market fund	—	142
Restricted cash	1	4
Trade accounts receivable — net	895	994
Notes receivable from parents	1,046	598
Inventories	380	361
Commodity and other derivative contractual assets	3,136	2,391
Accumulated deferred income taxes	130	21
Margin deposits related to commodity positions	345	439
Other current assets	69	85

Total current assets	6,255	5,514

Restricted cash	1,135	1,250
Investments	498	483
Property, plant and equipment — net	21,011	20,902
Goodwill	10,252	10,322
Intangible assets — net	2,727	2,774
Commodity and other derivative contractual assets	1,219	962
Other noncurrent assets, principally unamortized debt issuance costs	705	750

Total assets	$43,802	$42,957

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings	$900	$900
Advances from parent	1	4
Long-term debt due currently	199	261
Trade accounts payable – nonaffiliates	768	1,000
Trade accounts and other payables to affiliates	215	168
Commodity and other derivative contractual liabilities	3,073	2,730
Margin deposits related to commodity positions	528	525
Accrued income taxes payable to parent	23	33
Accrued taxes other than income	71	70
Accrued interest	290	310
Other current liabilities	301	276

Total current liabilities	6,369	6,277

Accumulated deferred income taxes	5,629	5,249
Commodity and other derivative contractual liabilities	1,358	2,095
Notes or other liabilities due affiliates	237	254
Long-term debt, less amounts due currently	29,657	29,209
Other noncurrent liabilities and deferred credits	2,611	2,527

Total liabilities	45,861	45,611

Commitments and Contingencies

Membership interests:
TCEH membership interests	(2,091)	(2,654)
Noncontrolling interests in subsidiaries	32	—

Total membership interests	(2,059)	(2,654)

Total liabilities and membership interests	$43,802	$42,957